                                                                   Exhibit 10.18





                              EMPLOYMENT AGREEMENT
                              --------------------

                  EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of June, 2000, between Prodigy Communications Corporation, a Delaware corporation (the "Company"), with its principal place of business at 44 South Broadway, White Plains, New York 10601, and William Kirkner, residing at 257 S. Broadway, Nyack, NY 10960 (the "Employee).

                  WHEREAS, the Company has entered into an agreement dated November 19, 1999 with SBC Communications Inc. (the "Investment Agreement") pursuant to which SBC will acquire an indirect equity interest in the Company on or about May 31, 2000 (the "Closing Date"); and

                  WHEREAS, the Company desires to continue to employ the Employee as Chief Technology Officer, and the Employee desires to be employed in that capacity following the Closing Date on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                TERM OF EMPLOYMENT.

                  The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Closing Date (the "Commencement Date"), and ending on May 31, 2003 (the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

2.                TITLE; CAPACITY.

                  The Employee shall serve as Chief Technology Officer of the Company and Prodigy Communications Limited Partnership. The Employee shall be based in White Plains, New York or such other place within the greater New York metropolitan area as the Board of Directors of the Company (the "Board") shall determine. The Employee shall report to and be subject to the supervision of, and shall have such authority as is delegated to Employee by the Company's Chief Operating Officer.

                  The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position, and such other duties and

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                                                                   Exhibit 10.18


responsibilities as Chief Operating Officer shall from time to time assign to the Employee. The Employee shall devote Employee's entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.                COMPENSATION AND BENEFITS.

                  3.1 SALARY. The Company shall pay the Employee, in accordance with its normal payroll practices, an annual base salary of $200,000 commencing on the Commencement Date. Based on performance, such salary shall be subject to increase consistent with existing merit increase guidelines.

                  3.2 PERFORMANCE BONUSES. The Employee shall be eligible to participate in an annual bonus plan and receive up to 40% of his annual base salary as a performance bonus during each calendar year of the Employment Period. During each such year, 50% of such bonus shall be contingent upon the successful completion of personal goals as mutually agreed between the Employee and the Chief Operating Officer, and 50% of such bonus shall be contingent upon the successful completion of corporate goals as determined by the Company. Such performance bonus shall be determined and paid within 45 days after the end of each such calendar year during the Employment Period, provided that Employee's employment has not terminated prior to the applicable payment date.

                  3.3 RETENTION BONUS. The Employee shall be entitled to receive a retention bonus in the amount of $233,334, 50% of which shall be earned if the Employee's employment has not terminated prior to the 90th day following the Closing Date and the balance of which shall be earned if the Employee's employment has not terminated prior to December 31, 2000 (except as otherwise provided in Section 5.3). Payment of the first portion of the retention bonus (to the extent earned) shall be made as soon as practicable following the 90th day following the Closing Date. Payment of the second portion of the retention bonus (to the extent earned) shall be made as soon as practicable following December 31, 2000.

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                                                                   Exhibit 10.18


                  3.4   OPTION GRANT.

                        (a) The Company has previously granted the Employee options to purchase shares of common stock of the Company as set forth in the attached option Summary, of which options to purchase 155,000 shares of common stock of the Company remain outstanding (the "Outstanding Options"). As of the Closing Date, 50% of each non-vested Outstanding Option (but specifically excluding the Options granted to the Employee on March 10, 2000. The vesting schedule for the remaining non-vested Outstanding Options shall remain unchanged.

                        (b) During the Employment Period, the Company will consider in good faith on an annual basis the grant of additional stock options to Employee.

                  3.5 FRINGE BENEFITS. The Employee shall be entitled to participate in all fringe benefit programs that the Company establishes and makes available to its employees from time to time to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee's vacation entitlement shall be 4 weeks per year.

                  3.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with the performance of his duties hereunder, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; PROVIDED, HOWEVER, that the nature and amount of such expenses shall be subject to the Company's expense policies as in effect from time to time.

4.                EMPLOYMENT TERMINATION

                  The employment of the Employee pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1 At the election of the Company, for Cause (as hereinafter defined) immediately upon written notice by the Company to the Employee. For purposes of this Agreement, "Cause" shall mean (a) the failure of the Employee to perform his reasonably assigned duties, or the Employee's gross dishonesty, gross negligence or gross

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                                                                   Exhibit 10.18


                  misconduct, or (b) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, any felony;

                  4.2 Thirty days after the death or Disability (as hereinafter defined) of the Employee. For purposes of this Agreement, "Disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform, with or without reasonable accommodation, the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company; PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties;

                  4.3 At the election of the Employee after December 31, 2000, upon written notice of termination, for Good Reason (as hereinafter defined). For purposes of this Agreement, "Good Reason" shall mean any significant diminution in the duties of the Employee under this Agreement;

                  4.4 At the election of the Employee, upon not less than three (3) weeks' prior written notice of termination, or at the election of the Company, upon written notice of termination; or

                  4.5   Upon the expiration of the Employment Contract.

5.                EFFECT OF TERMINATION.

                  5.1 TERMINATION FOR CAUSE OR AT ELECTION OF THE EMPLOYEE. In the event the Employee's employment is terminated for Cause pursuant to Section 4.1, or the Employee's employment is terminated at the election of the Employee pursuant to Section 4.4, the Company shall, through the last day of his actual employment by the Company, continue to pay to the Employee his base salary as in effect on the date of notice of termination and continue to provide to the Employee the fringe benefits available to him under Section 3.5 hereof, as of the last day of actual employment.

                                                                   Exhibit 10.18


                  5.2 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated due to death or Disability pursuant to Section 4.2, the Company shall continue to pay to the estate of the Employee or to the Employee, as the case may be, for a period of 90 days after termination of employment due to death or Disability, the Employee's base salary as in effect on the date of termination.

                  5.3 TERMINATION AT ELECTION OF COMPANY PRIOR TO JANUARY 1, 2001. If the Employee's employment is terminated prior to January 1, 2001 at the election of the Company pursuant to
                  Section 4.4, the Company shall, through the last day of his actual employment by the Company, continue to pay to the Employee his base salary as in effect on the date of notice of termination and continue to provide to the Employee the fringe benefits available to him under Section 3.5 hereof, as of the last day of actual employment. In addition, subject to the Employee's compliance with the provisions of Sections 6 and 7 below and execution of a release of claims against the Company and its affiliates in the form provided by the Company, the Employee shall be entitled to receive a prorate portion of the performance bonus to which he would otherwise be entitled under Section 3.2 and the retention bonus to which he would otherwise be entitled under Section 3.3.

                  5.4 TERMINATION BY THE EMPLOYEE FOR GOOD REASON OR AT ELECTION OF THE COMPANY AFTER DECEMBER 31, 2000. If the Employee's employment is terminated after December 31, 2000 by the Employee for Good Reason pursuant to Section 4.3 or at the election of the Company pursuant to Section 4.4, the Company shall, through the last day of his actual employment by the Company, continue to pay the Employee his base salary as in effect on the date of notice of termination and continue to provide the Employee the fringe benefits available to him under Section 3.5 hereof, as of the last day of actual employment. In addition, subject to the Employee's compliance with the provisions of Sections 6 and 7 below and execution of a general release of claims against the Company and its affiliates in the form provided by the Company, the Company shall, during the Severance Period (as hereinafter defined), continue to pay to the Employee his base salary as in effect on the date of notice of termination, the Employee shall be entitled to receive a prorated portion of the performance bonus

                                                                   Exhibit 10.18


                  to which he would otherwise be entitled under Section 3.2 and the Company shall continue to provide to the Employee the fringe benefits available to him as of the date of notice of termination under Section 3.5, except during the Severance Period no options shall vest. For purposes of this Agreement, the "Severance Period" shall mean a period of three (3) months after such termination, increasing by one week for every six months of Executive's employment with the Company (for purposes of this provision, employment shall be deemed to have commenced on the Closing Date), but in no event to exceed six months in the aggregate.

                  5.5 TERMINATION AT EXPIRATION OF CONTRACT. If, prior to February 28, 2003, the Company has not offered to renew the Employment Contract on terms at least equal to those contained herein as modified during the Employment Period by mutual agreement of the parties and for a term of not less than one
                  (1) year, the Company shall continue to pay the Executive his base salary in effect on the date of termination for a period of six (6) months after such termination and Executive shall remain eligible to receive a performance bonus, calculated in accordance with Section 3.2. The Company shall also provide to the Executive during the Severance Period, the fringe benefits available to him under Section 3.5.

                  5.6   SURVIVAL. The provisions of Section 3.3, 5.2, 5.3, 5.4,
                  5.5 and 5.6 shall survive the expiration or termination of this Agreement under the circumstances specified in those Sections for the periods specified in such Sections. Section 6 and 7 shall survive the termination of this Agreement.

6.                NON-COMPETE.

                        (a) During the Employee's active employment and for a period of six months following the Employee's termination of employment, the Employee will not:

                                  (i) be a partner, stockholder (other than as the holder of not more than one percent (1%) of the total outstanding stock of), officer, employee, consultant, director, joint venture, investor or lender of or to America Online, Inc., Microsoft
                        Network, AT&T WorldNet, EarthLink Network, Inc., or any corporation or

                                                                   Exhibit 10.18


                        other entity acquiring any of the foregoing or involved in providing Internet Access services or Small Business Solutions that compete directly with Prodigy; or

                                  (ii) directly or indirectly recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with the Company; or

                                  (iii) directly or indirectly solicit, divert
                        or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, including but not limited to those clients, customers or accounts which were contacted, solicited or served by the Employee while employed by the Company.

                        (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                        (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

                        (d) Unless the context otherwise requires, all references in this Section 6 and in Section 7 below to the "Company" shall include all current or future subsidiaries or affiliates of the Company.

7.                PROPRIETARY INFORMATION AND DEVELOPMENTS.

                                                                   Exhibit 10.18


                  7.1   PROPRIETARY INFORMATION.

                        (a) The Employee agrees that all information and know-how related to the activities of the Company, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary information has become public knowledge without fault by the Employee.

                        (b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                        (c) The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

                  7.2   DEVELOPMENTS.

                        (a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, related to the activities of the Company, whether patentable or not, which are created, made,

                                                                   Exhibit 10.18


                  conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Development").

                        (b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Employee also acknowledges that all work fixed in a tangible medium of expression shall be deemed a work made for hire under the US Copyright Act such that the work is owned by the Company at the moment of creation.

                        (c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development.


                  7.3 OTHER AGREEMENTS. The Employee hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret, confidential or proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

8.                NOTICES.

                  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon sending, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above,

                                                                   Exhibit 10.18


or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.                PRONOUNS.

                  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.





10.               ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement including, without limitation, the Employee's prior Employment Agreement with the Company dated January 27, 1999, except that the Agreement Regarding Confidential Information and the Prodigy Business Conduct Guidelines, and Intellectual Property Agreement shall remain in full force and effect.

11.               AMENDMENT.

                  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12.               GOVERNING LAW.

                  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York in the United States, without reference to conflict of law principles.

13.               SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; PROVIDED, HOWEVER, that the obligations of the Employee are personal and shall not be assigned by him.


14.               MISCELLANEOUS.

                  14.1 No delay or omission by either the Company or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either the Company or the


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                                                                   Exhibit 10.18


                  Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.


                  14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substances of any section of this Agreement.




                  14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

                  14.4 Any payments to the Employee pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations, and other laws and regulations.


                  IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    PRODIGY COMMUNICATIONS CORPORATION

                                    By:
                                        ------------------------------

                                    Title:
                                        ------------------------------

                                    EMPLOYEE



                                    ----------------------------------
                                    William Kirkner